KPMG LLP
55 Second Street
San Francisco, CA 94105
Exhibit 23.1
Consent of KPMG LLP, Independent Auditors
The Board of Directors
TreeHouse Foods, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-126161) on Form S-8 of TreeHouse Foods, Inc. of our report dated January 25, 2006, with respect to the combined balance sheets of the Soup and Infant Feeding Businesses of Del Monte Foods Company as of May 1, 2005 and May 2, 2004, and the related combined statements of income and cash flows for the years then ended, which report appears in Amendment No. 1 to the Form 8-K of TreeHouse Foods, Inc. dated April 24, 2006.
Our report dated January 25, 2006 includes an explanatory paragraph which states that the combined financial statements were prepared using “carve out” accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the parent company level of Del Monte, which related to or were incurred on behalf of the Businesses, have been identified and allocated as appropriate to reflect the financial results of the Businesses for the periods presented.
/s/ KPMG LLP
San Francisco, California
June 29, 2006
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG international, a Swiss cooperative

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